Filed pursuant to Rule 424(b)(3)
Registration No. 333-199498

PROSPECTUS SUPPLEMENT NO. 6

(to Prospectus dated April 21, 2015)

CORINDUS VASCULAR ROBOTICS, INC.

10,666,570 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated April 21, 2015, relating to the resale by the selling stockholders named in the prospectus (the “Selling Stockholders”) of up to 10,666,570 shares of Common Stock, par value $0.0001 per share, of Corindus Vascular Robotics, Inc., a Nevada corporation (the “Company”) sold to the Selling Stockholders in connection with a private placement completed on September 16, 2014. The Selling Stockholders may sell all or a portion of these shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. The Company is not offering any shares of Common Stock for sale under this prospectus and will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.

This prospectus supplement incorporates into our prospectus the information contained in our attached Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2016.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto. This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the prospectus, including any supplements and amendments thereto.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider matters discussed under the caption “Risk Factors” beginning on page 11 of the prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated February 9, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2016

CORINDUS VASCULAR ROBOTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37406	30-0687898
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Waverley Oaks Rd., Suite 105

Waltham, MA 02452

(Address of Principal Executive Office) (Zip Code)

(508) 653-3335

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Indemnification Agreements

On January 28, 2016, Corindus Vascular Robotics, Inc. (the “Company”) entered into indemnification agreements with its directors and executive officers. The indemnification agreements clarify and supplement indemnification provisions already contained in the Company’s Articles of Incorporation and Bylaws and, among other things, provide for indemnification of the director or officer to the fullest extent permitted by the laws of the state of Nevada, advancement of legal fees and expenses in connection with legal proceedings, certain procedures for determining whether the director or officer is entitled to indemnification and dispute resolution procedures.

The company has entered into indemnification agreements with its executive officers, Mr. David M. Handler, Chief Executive Officer and President, and Mr. David W. Long, Senior Vice President and Chief Financial Officer, and each of its directors: Messrs. Jeffrey C. Lightcap, Hillel Bachrach, Jeffrey Gold, David White, Gerard Winkels and Michael Mashaal.

In 2011, Mr. Winkels entered into an indemnification agreement with the Company’s wholly-owned subsidiary, Corindus, Inc., in connection with his appointment to the Board of Directors, which provided for certain rights to indemnification and advancement of expenses. Upon entering into the indemnification agreement in the form attached hereto, Mr. Winkels’ prior agreement was terminated and superseded in its entirety by the new indemnification agreement.

The foregoing description of the indemnification agreement is qualified, in its entirety, by reference to the form of indemnification agreement attached as Exhibit 99.1 hereof and is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report with respect to Mr. Winkels’ prior indemnification agreement is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Form of Indemnification Agreement *

____________________

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 29, 2016	CORINDUS VASCULAR ROBOTICS, INC.

	By:	/s/ David M. Handler
	Name:	David M. Handler
	Title:	Chief Executive Officer and President

CORINDUS VASCULAR ROBOTICS, INC.

10,666,570 Shares of Common Stock

_________________________

PROSPECTUS SUPPLEMENT NO. 6

_________________________

Dated February 9, 2016